Exhibit 99.1
PINNACLE ENTERTAINMENT AMENDS AND EXTENDS REVOLVING CREDIT
FACILITY; INCREASES BORROWING CAPACITY TO $410 MILLION
LAS VEGAS, NV, August 3, 2011 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it entered into an amended and restated revolving credit agreement. Among other changes, the size of the credit facility was increased to $410 million from $375 million and the maturity date was extended to August 2016 from March 2014. Additionally, the effective interest rate was reduced throughout the pricing grid, with a current interest rate of 250 basis points over LIBOR compared to the previous effective interest rate of 375 basis points over LIBOR. As of June 30, 2011, the Company had approximately $10 million drawn on the revolving credit facility.
Certain financial covenants contained in the credit agreement have also been amended to reflect Pinnacle’s recent operating performance improvements, free cash flow and expanded project development pipeline.
Carlos Ruisanchez, executive vice president and chief financial officer of Pinnacle Entertainment, commented, “The amended revolving credit agreement, including an increase in total borrowing capacity, lower borrowing costs and updated financial covenants, provides Pinnacle with added flexibility to continue executing on our pipeline of return-focused expansion projects.
“Pinnacle is diversifying its operations through three distinct growth projects which will come online over the next several years. In Louisiana, construction continues on L’Auberge Casino & Hotel Baton Rouge, which will open in 2012. Additionally, we anticipate that we will soon complete our investment in Asian Coast Development (Canada) Ltd., the owner and developer of a beachfront complex of destination integrated resorts and residential properties in Vietnam, and continue to plan the re-development of River Downs in Cincinnati into a premier racing and gaming entertainment destination. We value all of our bank relationships and appreciate their help in amending and extending the agreement.”
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, Indiana and Nevada, and a racetrack in Ohio. The Company is also developing L’Auberge Casino & Hotel Baton Rouge, which is scheduled to open in the summer of 2012. In May 2011, Pinnacle entered into an agreement to acquire a 26% ownership stake in Asian Coast Development Ltd. (ACDL), an international development and real estate company currently developing Vietnam’s first large-scale integrated resort.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the opening of the Company’s Baton Rouge project; the closing of the Company’s investment in Asian Coast Development (Canada) Ltd. (ACDL); and the ability of the Company to develop a new gaming and entertainment facility at River Downs, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (b) the Company will have to meet the conditions for receipt or maintenance of gaming licensing approvals for the Baton Rouge project, some of which are beyond its control; (c) many factors, including the escalation of construction costs beyond increments anticipated in its construction budget and unexpected construction delays, could prevent the Company from completing its Baton Rouge project within budget and on time and as required by the conditions of the Louisiana Gaming Control Board; (d) video lottery terminals may not become operational at Ohio’s racetracks; (e) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; (f) the Company may experience delays in closing its transaction with ACDL or fail to complete the transaction due to circumstances beyond its control, including ACDL’s inability to complete certain customary conditions provided for under its credit agreement; there can be no assurance that the transaction will in fact close; (g) ACDL will have to obtain all necessary approvals for completing the Ho Tram development project, including gaming and regulatory approvals, some of which are beyond its control; and (h) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

CONTACT:
Investor Relations	Media Relations
Lewis Fanger	Kerry Andersen
VP, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com
Richard Land, Jim Leahy
Jaffoni & Collins Incorporated
212/835-8500 or pnk@jcir.com
# # #